UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/11/2008

KLA-TENCOR CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  000-09992

Delaware	04-2564110
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Technology Drive, Milpitas, California   95035
(Address of principal executive offices, including zip code)

(408) 875-3000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)        On November 13, 2008, the independent members of the Board of Directors (the "Independent Directors") of KLA-Tencor Corporation (the "Company") appointed Richard P. Wallace, the Company's Chief Executive Officer, to also serve as the Company's President, effective immediately. Mr. Wallace, 48, has been the Chief Executive Officer of the Company and a member of the Company's Board of Directors since January 2006. Prior to that, Mr. Wallace was President and Chief Operating Officer from July 2005 through December 2005, Executive Vice President of the Customer Group from May 2004 to July 2005, and Executive Vice President of the Wafer Inspection Group from July 2000 to May 2004. Mr. Wallace joined KLA-Tencor in 1988 as an applications engineer and has served in a series of positions of increasing executive and management responsibility during his career with the Company.

(e)        On November 11, 2008, the Compensation Committee of the Company's Board of Directors (with respect to all of the Company's executive officers, other than its Chief Executive Officer) approved a motion to delay all increases in base salaries for such officers for fiscal year 2009 beyond the previously scheduled effective date of January 1, 2009. On November 13, 2008, the Independent Directors (with respect to the Company's Chief Executive Officer) similarly approved a delay of the fiscal year 2009 base salary increase for the Company's Chief Executive Officer. These actions are part of the Company's continuing efforts to reduce operating expenses during the current challenging business environment. Neither the Compensation Committee nor the Independent Directors established an anticipated effective date for fiscal year 2009 increases in base salaries for the Company's executive officers.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KLA-TENCOR CORPORATION

Date: November 17, 2008	By:	/s/ Brian M. Martin
Brian M. Martin
Senior Vice President and General Counsel